Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Inc. Announces Pricing of
$420 Million of Senior Subordinated Notes Due 2016
News Release
Released at 3:30 PM CST
     DALLAS, February 10, 2009 — Denbury Resources Inc. (NYSE:DNR) announced today that it has increased the size of its offering of Senior Subordinated Notes due 2016 from $350 million to $420 million. The notes, which carry a coupon rate of 9.75%, are being sold at 92.82% of par, which equates to an effective yield to maturity of approximately 11.25%. The Company expects to close the sale of the notes on February 13, 2009.
     Denbury plans to use the net proceeds from the offering of approximately $381 million to repay most of the $390 million outstanding under its bank credit facility at February 10, 2009.
     J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as joint book-running managers, with Fortis Securities LLC, Wachovia Capital Markets, LLC, Wedbush Morgan Securities Inc., Comerica Securities, Inc., KeyBanc Capital Markets Inc., U.S. Bancorp Investments, Inc., Scotia Capital (USA) Inc., BBVA Securities, Inc. and Calyon Securities (USA) Inc. acting as co-managers. A copy of the prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York 10017, attention Syndicate Desk, or Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, along with significant operating acreage in the Barnett Shale play near Fort Worth, Texas, and also holds properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com